

                                                                                                                        Exhibit 12.1
                                                   THE CHARLES SCHWAB CORPORATION

                                          Computation of Ratio of Earnings to Fixed Charges
                                                    (Dollar amounts in millions)
                                                             (Unaudited)

                                                                              Three Months Ended       Six Months Ended
                                                                                   June 30,                June 30,
                                                                               2003        2002        2003        2002
                                                                              ------      ------      ------      ------

Earnings from continuing operations before taxes on earnings
    and extraordinary gain                                                    $ 182       $ 161       $ 279       $ 297

Fixed charges
 Interest expense:
    Brokerage client cash balances                                               24          43          48          93
    Deposits from banking clients                                                22          23          46          45
    Long-term debt                                                                9          14          19          27
    Short-term borrowings                                                         4           7           7          13
    Other                                                                         5           3           8           3
------------------------------------------------------------------------------------------------------------------------------------
        Total                                                                    64          90         128         181
 Interest portion of rental expense                                              23          21          44          43
------------------------------------------------------------------------------------------------------------------------------------
    Total fixed charges (A)                                                      87         111         172         224
------------------------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations before taxes on earnings,
    extraordinary gain and fixed charges (B)                                  $ 269       $ 272       $ 451       $ 521
====================================================================================================================================
Ratio of earnings to fixed charges (B) / (A) (1)                                3.1         2.5         2.6         2.3
------------------------------------------------------------------------------------------------------------------------------------
Ratio of earnings to fixed charges excluding
    brokerage client interest expense (2)                                       3.9         3.4         3.3         3.3
------------------------------------------------------------------------------------------------------------------------------------

(1)  The ratio of earnings to fixed charges is calculated in accordance with SEC requirements. For such purposes, "earnings" consist of earnings from continuing operations before taxes on earnings,  extraordinary gain and fixed charges. "Fixed charges" consist of interest expense as listed above,  including  one-third of rental expense,  which is estimated to be  representative  of the interest factor.

(2)  Because interest expense incurred in connection with payables to brokerage  clients is completely offset by interest revenue on related investments and margin loans, the Company considers such interest to be an operating expense. Accordingly, the ratio of earnings to fixed charges  excluding  brokerage  client interest expense reflects the elimination of such interest expense as a fixed charge.
